Exhibit 4(k)

CERTIFICATE OF TRUST

OF

AMERIPRISE CAPITAL TRUST III

This Certificate of Trust is being executed as of May 5, 2006 for the purpose of forming a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1)                                      Name. The name of the statutory trust is “Ameriprise Capital Trust III” (the “Trust”).

2)                                      Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

U.S. Bank Trust National Association

300 Delaware Avenue

Wilmington, Delaware 19801

Attention:  Corporate Trust Administration

3)                                      Effective. This Certificate of Trust, which may be executed in counterparts, shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Delaware Trustee

By:	/s/ Barbara A. Nastro
Name: Barbara A. Nastro
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Property Trustee

By:	/s/ Barbara A. Nastro
Name: Barbara A. Nastro
Title: Vice President

/s/ Lori Anshus
Lori Anshus, as Regular Trustee

/s/ Joel Campbell
Joel Campbell, as Regular Trustee

/s/ Daniel Murtha
Daniel Murtha, as Regular Trustee